Exhibit 99.1

NEWS
RELEASE

Contact:	David A. Johnson, CEO
Thomas J. Concannon, CFO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS ANNOUNCES PRIVATE PLACEMENT

HOUSTON, TEXAS December 12, 2005 - Geokinetics Inc. (OTCBB: GOKN) announced today that it had completed the second and final closing of its pending private placement of Common Stock and Warrants.  The Company issued an additional 4,550,000 shares of Common Stock at a purchase price of $1.25 per share with a limited number of investors for proceeds of $5,687,500.  In addition, the Company granted the new investors five-year warrants to purchase up to an additional 455,000 shares of Common Stock at a price of $2.00 per share.  The new shares of Common Stock and warrants were sold on identical terms to the $25,150,000 in Common Stock and Warrants which were sold on December 1, 2005.  Proceeds to the Company from the two closings aggregated $30,837,500.  Substantially all of the net proceeds from the initial closing of the Company’s private placement were used to fund the acquisition of Trace Energy Services Ltd. of Calgary, Alberta, Canada and to pay off the Company’s principal equipment financing.  The proceeds from the second and final closing of the Company’s private placement will be used for general corporate purposes and additional working capital.  RBC Capital Markets acted as the Company’s exclusive placement agent in connection with the private placement.

Dave Johnson, Geokinetics’ CEO, stated “We are very encouraged by the positive institutional response to our private placement.  We believe this type of interest validates our acquisition of Trace Energy Services Ltd.  With the acquisition of Trace, we will be able to operate eight to nine seismic surveying crews in the North American market.  This acquisition occurs at a time when our own subsidiary, Quantum Geophysical, Inc., has more than doubled its backlog of projects during the last six months.  With the additional proceeds from the current private placement and the conversion of all of our outstanding Series A Convertible Preferred Stock

GEOKINETICS INC. (OTCBB: GOKN)

One Riverway, Suite 2100, Houston, Texas  77056  (713) 850-7600  (713) 850-7330 FAX

into Common Stock, our balance sheet has been improved significantly.”

Mr. Johnson continued:  “We are very pleased to welcome Trace’s employees and clients to the Geokinetics family.  This transaction transforms our company into the second-largest provider of onshore seismic surveying services in North America.  We now have the operational capability and financial strength to meet the tremendous increase in demand that we are currently experiencing.”

Neither the shares of Common Stock sold to the investors in the private placement, the investors’ warrants, nor the additional shares of Common Stock covered by the investors’ warrants, have been registered under the Securities Act of 1933.  Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Geokinetics Inc. has agreed to file a registration statement covering resale of these securities by the investors.  This press release does not constitute an offer to sell or the solicitation of an offer to buy the Common Stock.

Geokinetics Inc., based in Houston, Texas, is a provider of 3D seismic acquisition and high-end seismic data processing services to the oil and gas industry.